UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

John Bean Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34036 (Commission File Number)	91-1650317 (IRS Employer Identification No.)

  70 West Madison Street Chicago, Illinois 60602

(Address of Principal executive offices, including Zip Code)

(312) 861-5900
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2015 (the “Effective Date”), each of John Bean Technologies Corporation (the “Company”) and John Bean Technologies B.V. (collectively, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the other lenders and parties signatory thereto. The Credit Agreement provides for a $450 million revolving credit facility, which matures on February 10, 2020, with a sublimit of $200 million on borrowings by John Bean Technologies B.V. In addition, the Company may cause the commitments to increase (by way of additional revolving loan capacity or term loans) by up to an additional $250 million, subject to the approval of the applicable lenders providing such additional financing.  Borrowings by the Borrowers under the Credit Agreement may be used for working capital and general corporate purposes, including permitted acquisitions. Two of the Company’s domestic subsidiaries provide guarantees for all obligations of the Borrowers under the Credit Agreement, while certain foreign subsidiaries guarantee only John Bean Technologies B.V.’s obligations under the Credit Agreement. The Company has agreed to be liable for the obligations of John Bean Technologies B.V. under the Credit Agreement.

Revolving loans designated by the Borrowers as “ABR Borrowings” (which must be denominated in U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement), plus the Applicable Rate (as defined in the Credit Agreement). Revolving loans designated by the applicable Borrower as “Eurocurrency Borrowings” (which may be denominated in any Agreed Currency (as defined in the Credit Agreement) selected by the applicable Borrower, including U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing, plus the Applicable Rate (as defined in the Credit Agreement).

The Company is subject to certain leverage ratio and interest coverage ratio financial covenants under the Credit Agreement. In addition, the Credit Agreement includes customary negative covenants, subject to certain exceptions, restricting or limiting the Company’s and its subsidiaries’ ability to, among other things: (i) make non-ordinary course dispositions of assets; (ii) make certain mergers and acquisitions; (iii) make dividends and stock repurchases and voluntary redemptions (and voluntary prepayments) of subordinated debt; (iv) incur indebtedness; (v) make certain loans and investments; (vi) create liens; (vii) transact with affiliates; (viii) enter into sale/leaseback transactions; (ix) make negative pledges and, in the case of its subsidiaries, pay dividends or make distributions; and (x) modify subordinated debt documents.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Borrowers may be required immediately to repay all amounts outstanding under the Credit Agreement and the commitments from the Lenders may be terminated. Lenders holding more than 50% of the loans and commitments under the Credit Agreement or the administrative agent may elect to accelerate the maturity of the loans and/or terminate the commitments under the Credit Agreement upon the occurrence and during the continuation of an event of default.

The Credit Agreement replaces the November 30, 2012 Credit Agreement among the Company, John Bean Technologies B.V., John Bean Technologies AB, JPMorgan Chase Bank, N.A. and the other parties thereto, which agreement was terminated in connection with the effectiveness of the Credit Agreement.  No early termination fees were incurred by John Bean Technologies Corporation in connection with such termination.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On February 13, 2015, the Company issued a press release announcing that it has entered into the Credit Agreement. The press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by John Bean Technologies Corporation, dated February 13, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2015	John Bean Technologies Corporation

	By:	/s/ Brian A. Deck

	Name:	Brian A. Deck
	Title:	Executive Vice President and
Chief Financial Officer

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